                                                                   EXHIBIT 10.2A


October 7, 1999




Lanier Worldwide, Inc.
2300 Parklake Drive
Atlanta, Georgia 30345

Attention:  Rich Cleys
            Vice President and Treasurer

       Re:  Commitment Letter for $900,000,000 Senior Credit Facilities
            -----------------------------------------------------------

Dear Rich:

         Lanier Worldwide, Inc. ("Lanier" and, together with certain of its principal subsidiaries to be agreed upon, the "Borrowers") has advised ABN AMRO Bank N.V. ("ABN"), SunTrust Bank, Atlanta and SunTrust Equitable Securities Corporation (together, "SunTrust") and Wachovia Securities, Inc. and Wachovia Bank N.A. (together, "Wachovia") that the parent of Lanier, Harris Corporation ("Harris"), intends to distribute approximately 90% of the shares of Lanier's capital stock to the stockholders of Harris (the "Spin-off"). You have further advised us that up to $900,000,000 in senior debt financing will be required in connection with the Spin-off to: (a) refinance approximately $150,000,000 of existing indebtedness of the Borrowers; (b) finance a cash dividend of approximately $550,000,000 (the "Dividend") to be paid by Lanier to Harris on the date of the Spin-off (the "Spin-off Date"); (c) pay fees and expenses incurred in connection with the Spin-off; and (d) provide for working capital and other general corporate purposes of the Borrowers (the Spin-off and financing contemplated hereby are jointly referred to as the "Transaction").

         ABN, SunTrust and Wachovia (jointly, the "Arrangers") are pleased to offer their several commitments to each lend one-third of $900,000,000 of senior credit facilities (the "Senior Credit Facilities") upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the "Summary of Terms and Conditions").

         Upon acceptance of this letter, the Arrangers intend to commence syndication efforts promptly, and you agree to actively assist the Arrangers in achieving a syndication of the Senior Credit Facilities that is satisfactory to the Arrangers. Such assistance shall include (a) you providing and causing your advisors (including Harris) to provide the Arrangers, the Administrative Agent (as defined in the Summary of Terms and Conditions) and the Lenders upon request with all information reasonably deemed necessary by them to complete the syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on their behalf, relating to the Transaction; (b) assistance in the preparation of an Information Memorandum to be used in connection with the syndication; (c) your and Harris' using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your respective existing lending relationships; and (d) otherwise assisting the Arrangers in their syndication efforts, including by making senior management and advisors of the Borrowers and Harris available from time to time to attend and make presentations regarding the business and prospects of the Borrowers at one or more meetings of prospective Lenders.

         It is understood and agreed that the Administrative Agent and the Arrangers, after consultation with you, will manage and control all aspects of the syndication, including decisions as to the selection of proposed Lenders and any titles offered to proposed Lenders, when commitments will be accepted, the tiering of commitments among the Lenders and the fees paid on those tiers, and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit

Lanier Worldwide, Inc.
October 7, 1999
Page 2


Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms and Conditions. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Arrangers and that any syndication prior to execution of the definitive documentation for the Senior Credit Facilities will ratably reduce the commitment of ABN, SunTrust and Wachovia.

         The commitments of ABN, SunTrust and Wachovia hereunder and the agreement of the Arrangers to provide the services described herein are subject to the agreement in the preceding paragraph and the satisfaction of each of the conditions precedent set forth below: (a) satisfaction of each of the terms and conditions set forth herein and in the Summary of Terms and Conditions; (b) the absence of a material breach of any representation, warranty or agreement of the Borrowers set forth herein; (c) the satisfaction of the Arrangers that prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrowers (except for the potential syndication of Lanier's European accounts receivable securitization program in an amount not to exceed the foreign currency equivalent of US$100,000,000); (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facilities consistent herewith and with the Summary of Terms and Conditions and otherwise satisfactory to the Arrangers; (e) there shall not have occurred and be continuing any material adverse change in or material disruption of conditions in the financial, banking or capital markets which any of the Arrangers, in their reasonable discretion, deem material in connection with the syndication of the Senior Credit Facilities; and (f) the Arrangers' not becoming aware after the date hereof of any information with respect to the business, conditions (financing and otherwise), operations, performance and prospects of Lanier and its subsidiaries or any other matter which in their reasonable judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to the Arrangers prior to the date hereof (in which case the Arrangers may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders (in which case Lanier shall have the right to terminate this letter without further obligation except as specifically set forth herein or in the Fee Letters (as defined below)) or terminate this letter and any commitment or undertaking hereunder).

         You hereby represent, warrant and covenant that (a) all information, other than the Projections (defined below), which has been or is hereafter made available to the Arrangers or the Lenders by you or any of your representatives in connection with the Transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, and (b) all financial projections concerning the Borrowers that have been or are hereafter made available to the Arrangers or the Lenders by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon assumptions you believe to be reasonable. You agree to furnish the Arrangers with such Information and Projections as they may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facilities so that the representation, warranty and covenant in the preceding sentence is correct on such closing date. You understand that in arranging and syndicating the Senior Credit Facilities, the Administrative Agent and the Arrangers will be using and relying on the Information and the Projections without independent verification thereof.

         By acceptance of this offer, you agree to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses of the Administrative Agent and the due diligence and syndication expenses of the Arrangers) incurred before or after the date hereof by the Arrangers and the Administrative Agent in connection with the Senior Credit Facilities, the syndication thereof and the other transactions contemplated hereby.

         You agree to indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and each of their affiliates and their directors, officers, employees, advisors and agents (each, an "Indemnified Party") from and against (and will reimburse each Indemnified Party as the same are incurred) any and all losses, claims, damages, liabilities, and expenses (including, without limitation, the reasonable fees and expenses of counsel and the allocated cost of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with

Lanier Worldwide, Inc.
October 7, 1999
Page 3


or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the Transaction or any similar transaction and any of the other transactions contemplated thereby, or (b) the Senior Credit Facilities or any other financings, or any use made or proposed to be made with the proceeds thereof unless and only to the extent that, as to any Indemnified Party, it shall be determined in a final, nonappealable judgment by a court of competent jurisdiction that such losses, claims, damages, liabilities or expenses resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. In the case of any investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your shareholders or creditors or an Indemnified Party and whether or not the Transaction is consummated. You agree that no Indemnified Party shall have any liability to you or your subsidiaries or affiliates or to your or their respective security holders or creditors for any special, indirect, consequential or punitive damages arising out of, related to or in connection with the Transaction.

         The terms of this letter, the Summary of Terms and Conditions, the fee letter among you and the Arrangers (the "Fee Letter") and the fee letter between you and the Administrative Agent (the "Administrative Agent Fee Letter" and together with the Fee Letter, the "Fee Letters") are confidential and, except for disclosure on a confidential basis to Harris and your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facilities or as may be required by law, may not be disclosed in whole or in part to any other person or entity without the prior written consent of the Arrangers and the Administrative Agent.

         The provisions of the immediately preceding three paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

         This letter and the Fee Letters shall be governed by laws of the State of New York. Each of the Arrangers and you hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Summary of Terms and Conditions, the transactions contemplated hereby and thereby or the actions of the Administrative Agent or the Arrangers in the negotiation, performance or enforcement hereof.

         This letter, together with the Summary of Terms and Conditions and the Fee Letters, are the only agreements that have been entered into among the parties hereto with respect to the Senior Credit Facilities (other than the engagement letter dated July 12, 1999, the Commitment Letter, Summary of Terms and Conditions and the Fee Letters, all dated September 3, 1999, which are superseded hereby) and set forth the entire understanding of the parties with respect thereto. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by you without the prior written consent of the Arrangers and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

         This offer will expire at 5:00 p.m. Central Daylight Time on October 8, 1999 unless you execute this letter and the Fee Letters and return them to Paul Widuch at ABN prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on the earliest to occur of (a) the closing of the Spin-off without the use of the Senior Credit Facilities and (b) the close of business on November 15, 1999, unless definitive documentation for the Senior Credit Facilities is executed and delivered on or prior to such date.

         We are pleased to have the opportunity to work with you in connection with this important financing.

                                             Very truly yours,


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Lanier Worldwide, Inc.
October 7, 1999
Page 4


                                              ABN AMRO BANK N.V.


                                              By:
                                                 ------------------------------
                                              Title:


                                              By:
                                                 ------------------------------
                                              Title:



                                              SUNTRUST BANK, ATLANTA


                                              By:
                                                 ------------------------------
                                              Title:



                                              SUNTRUST EQUITABLE
                                               SECURITIES CORPORATION


                                              By:
                                                 ------------------------------
                                              Title:



                                              WACHOVIA SECURITIES, INC.


                                              By:
                                                 ------------------------------
                                              Title:



                                              WACHOVIA BANK N.A.


                                              By:
                                                 ------------------------------
                                              Title:



Accepted and Agreed to
as of October 8, 1999:


LANIER WORLDWIDE, INC.


By:
   ------------------------------
Title:

                         SUMMARY OF TERMS AND CONDITIONS

                             LANIER WORLDWIDE, INC.

                      $900,000,000 SENIOR CREDIT FACILITIES



BORROWERS:                 Lanier Worldwide, Inc. ("Lanier") and certain of its
                           principal subsidiaries to be agreed upon (each a "Borrower" and, together with Lanier, the "Borrowers").

GUARANTORS:                The Facilities shall be cross-guaranteed by the
                           Borrowers and by existing and future direct and indirect subsidiaries of Lanier to be agreed upon (collectively, the "Guarantors") so long as, with respect to the provision of a guarantee by any foreign subsidiaries, no material adverse tax consequences would result.

LEAD ARRANGER,
BOOK RUNNER AND
ADMINISTRATIVE AGENT:      ABN AMRO Bank N.V. ("ABN" and, in its capacity as
                           administrative agent, the "Administrative Agent").

LEAD ARRANGER,
BOOK RUNNER AND
SYNDICATION AGENT:         SunTrust Bank, Atlanta and SunTrust Equitable
                           Securities Corporation (collectively, "SunTrust").

CO-LEAD ARRANGER AND
DOCUMENTATION AGENT:       Wachovia Securities, Inc. and Wachovia Bank N.A.
                           (collectively, "Wachovia" and together with the Administrative Agent and SunTrust, collectively, the "Agents").

LENDERS: A syndicate of financial institutions acceptable to the Borrowers and the Administrative Agent (collectively, the "Lenders").

SENIOR CREDIT FACILITIES:  An aggregate principal amount of up to $900,000,000 in senior unsecured credit facilities will be made available under the 364 Day Facility, the Term Facility and the 5 Year Facility described below (collectively, the "Facilities") upon the terms and conditions hereinafter set forth:

   A.  364-Day Revolving
       Credit Facility     Amount: The 364 Day Revolving Credit Facility (the
                           "364 Day Facility") will be in the amount of $200,000,000.

                           Maturity: The 364 Day Facility will mature on the date (the "364 Day Facility Maturity Date") which is 364 days after the date of execution and delivery of loan documentation for the Facilities (the "Closing Date").

                           Availability: The 364 Day Facility shall be available for borrowings in U.S. dollars on a revolving basis for the period commencing on the Closing Date and ending on the 364 Day Facility Maturity Date.

                           Use of Proceeds: The proceeds of the 364 Day Facility shall be used: (i) to refinance approximately $150,000,000 of existing indebtedness of the Borrowers; (ii) to finance in part a cash dividend


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                           of approximately $550,000,000 (the "Dividend") to be
                           paid by Lanier to Harris Corporation ("Harris") in connection with the spin-off of Lanier from Harris on the date (the "Spin-off Date") on which approximately 90% of the shares of capital stock of Lanier are distributed by Harris to its stockholders (the "Spin-off"); (iii) to pay fees and expenses incurred in connection with the Spin-off; and (iv) to provide for working capital and other general corporate purposes of the Borrowers.

   B.  Two Year Term
       Loan Facility       Amount: The Two Year Term Loan Facility (the "Term
                           Facility") will be in the amount of $250,000,000.

                           Amortization: None.

                           Maturity: The Term Facility will be payable in full on the two year anniversary of the Closing Date.

                           Use of Proceeds: Same as the 364 Day Facility.

                           Mandatory Prepayment: The first $250,000,000 in proceeds from a permitted securitization of the Borrowers' U.S. domestic receivables and 100% of the net cash proceeds from any debt issuance greater than $50,000,000 (excluding a securitization of the Borrowers' European receivables) shall be applied to interest and principal under the Term Facility.

   C.  5 Year Revolving
       Credit Facility     Amount: The 5 Year Revolving Credit Facility (the "5
                           Year Facility") will be in the amount of $450,000,000.

                           Maturity: The 5 Year Facility will mature on the five year anniversary of the Closing Date (the "5 Year Facility Maturity Date").

                           Availability: The 5 Year Facility shall be available for borrowings in U.S. dollars on a revolving basis for the period commencing on the Closing Date and ending on the 5 Year Facility Maturity Date.

                           Use of Proceeds: Same as the 364 Day Facility.

                           Letters of Credit: The 5 Year Facility will contain a sub-facility for the issuance of up to the U.S. dollar equivalent of $25,000,000 in standby letters of credit (the "Letters of Credit") issued by an Agent (the "Issuer") under terms and conditions to be determined. Usage of the letter of credit sub-facility will reduce availability under the 5 Year Facility. No Letter of Credit shall have an expiry date later than one year after the date of issuance, provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods. Immediately upon the issuance of each Letter of Credit, each Lender under the 5 Year Facility (each, a "5 Year Facility Lender") shall be deemed to have automatically and unconditionally purchased and received from the Issuer an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrowers in respect thereof, and the liability of the Issuer thereunder, in an amount equal to the face amount of such Letter of Credit multiplied by such 5 Year Facility Lender's commitment percentage under the 5 Year Facility.



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                           Swingline Loans: Up to $25,000,000 of the 5 Year
                           Facility shall be available from ABN (the "Swingline Lender") under the 5 Year Facility for swingline loans (the "Swingline Loans"). The Swingline Loans will reduce availability under the 5 Year Facility, and the Swingline Lender shall never be required to fund in excess of its commitment. All Swingline Loans shall be repaid with interest not later than the 7th business day after the date such Swingline Loan is made. All Swingline Loans shall bear interest at the Alternate Base Rate plus the Base Rate Applicable Margin (as determined and set forth in Addendum I). If the Swingline Lender is not repaid by the Borrowers on the date when due, each 5 Year Facility Lender will make a revolving credit loan the proceeds of which will be used to repay the Swingline Loan or, if any such revolving credit loan may not be made, irrevocably purchase from the Swingline Lender, without recourse or warranty, such participation in the Swingline Loan as shall be necessary to cause each such 5 Year Facility Lender to share ratably in such Swingline Loan.

                           Competitive Bid Rate Option: The Borrowers may request (the "Bid Request") the Administrative Agent to solicit competitive bids from the 5 Year Facility Lenders at a margin over or under LIBOR or at an absolute rate. LIBOR bids may be requested for interest periods of one, two, three or six months and absolute rate bids may be requested for interest periods of 7 to 180 days. The Bid Request shall specify whether or not such competitive bid loans shall be subject to prepayment. Each 5 Year Facility Lender may bid at its own discretion for amounts up to the unused portion of the aggregate commitments under the 5 Year Facility and the Borrowers will be under no obligation to accept any of the bids. However, each 5 Year Facility Lender's advance shall not reduce such 5 Year Facility Lender's obligation to lend its pro rata share of the remaining undrawn commitment. The aggregate amount of outstanding competitive bid loans shall not exceed $50,000,000. For purposes of availability, outstanding competitive bid loans will be deemed usage under the 5 Year Facility. The Borrowers will determine the aggregate amount of bids, if any, they will accept. Bids will be accepted in order of the lowest to the highest bid rates (the "Bid Rates"). If two or more 5 Year Facility Lenders bid at the same Bid Rate and the amount of such bids accepted is less than the aggregate amount of such bids, then the amount to be borrowed at such Bid Rate will be allocated among such 5 Year Facility Lenders in proportion to the amount for which each 5 Year Facility Lender bid at such Bid Rate. If the bids are either unacceptably high to the Borrowers or insufficient in amount, the Borrowers may cancel the auction.

                           Multicurrency Loans: The 5 Year Facility will contain a sub-facility (the "Multicurrency Sub-Facility") pursuant to which the Borrowers shall have the option to borrow up to the U.S. dollar equivalent of $150,000,000 in various European currencies acceptable to the Administrative Agent. If fronting arrangements are required with respect to the Multicurrency Sub-Facility, the Borrowers shall pay fronting fees to be agreed upon. Usage of the Multicurrency Sub-Facility will reduce availability under the 5 Year Facility.

                           Multicurrency Swingline Loans: Up to $25,000,000 of the Multicurrency Sub-Facility shall be available from ABN (the "Multicurrency Swingline Lender") for swingline loans (the "Multicurrency Swingline Loans"). The Multicurrency Swingline

                           Loans will reduce availability under the Multicurrency Sub-Facility, and the Multicurrency Swingline Lender shall never be required to fund in excess of its commitment. All Multicurrency Swingline Loans shall be repaid with interest not later than the 7th business day after the date such Multicurrency Swingline Loan is made. All Multicurrency Swingline Loans shall bear interest at the local currency equivalent of the Alternate Base Rate plus the Base Rate Applicable Margin (as determined and set forth in Addendum I). If the Multicurrency Swingline Lender is not repaid by the Borrowers on the date when due, each Lender under the Multicurrency Sub-Facility (each, a "Multicurrency Sub-Facility Lender") will make a revolving credit loan the proceeds of which will be used to repay the Multicurrency Swingline Loan or, if any such revolving credit loan may not be made, irrevocably purchase from the Multicurrency Swingline Lender, without recourse or warranty, such participation in the Multicurrency Swingline Loan as shall be necessary to cause each such Multicurrency Sub-Facility Lender to share ratably in such Multicurrency Swingline Loan.

   D. Other Each Lender will participate ratably in each of the Facilities.

CLOSING: The execution of definitive loan documentation and simultaneous funding of the Facilities to occur on the Spin-off Date, which shall be on or before November 15, 1999.

PRICING, FEES AND
EXPENSES:                  As set forth in Addendum I.

OPTIONAL PREPAYMENTS
AND COMMITMENT
REDUCTIONS:                The Borrowers may repay the Facilities in whole or in
                           part at any time without penalty, subject to reimbursement of the Lenders' breakage and redeployment costs. Lanier may voluntarily reduce the commitments under the Facilities at any time in increments to be agreed upon.

REPRESENTATIONS
AND WARRANTIES:            Usual and customary for similar financings and for
                           this transaction in particular, including, but not limited to, the following: (i) corporate existence and status; (ii) corporate power and authority/ enforceability; (iii) no violation of law or contracts or organizational documents; (iv) no material litigation; (v) correctness of specified financial statements, annual budget, forecasts and other information; (vi) no material adverse change;
                           (vii) no required governmental or third party approvals; (viii) use of proceeds/compliance with margin regulations; (ix) status under Investment
                           Company Act; (x) ERISA matters; (xi) environmental matters; (xii) payment of taxes; (xiii) accuracy of disclosure; (xiv) Year 2000 preparedness; and (xv) consummation of the Spin-off.

CONDITIONS PRECEDENT
TO CLOSING:                The closing (and the initial funding) of the
                           Facilities will be subject to the satisfaction of customary conditions precedent for similar financings and for this transaction in particular, including, but not limited to, the following:

                           (i) The Spin-off documentation, including a transition agreement (collectively, the "Spin-off Materials") shall be in form and substance reasonably satisfactory to the Agents and shall be in full force and effect, all conditions precedent thereunder to the consummation of the Spin-off shall have been satisfied (and not waived), and any amendment to the Spin-off Materials shall be satisfactory in form and substance to the Agents. Arrangements reasonably satisfactory to the Agents shall exist for the consummation of the Spin-off immediately following the closing of the Facilities and the payment of the Dividend.

                           (ii) The structure of the Spin-off and the corporate capital and ownership structure (including certificate of incorporation and by-laws), shareholders agreements and management of the Borrowers and the subsidiaries of Lanier (after giving effect to the Spin-off) shall be reasonably satisfactory in form and substance to the Agents.

                           (iii) The Agents shall have received and, in each case, approved the financial statements of Lanier and its subsidiaries for the fiscal years ended June 30, 1996, 1997, 1998 and 1999, the Form 10 related to the Spin-off, and such other information relating to the Spin-off as any Agent may request.

                           (iv) The Agents shall have received certification as to the financial condition and solvency (after giving effect to the Spin-off, the Dividend and the incurrence of indebtedness related thereto) of Lanier on a consolidated basis, from an officer of Lanier.

                           (v)      The Agents shall have received a
                                    satisfactory business plan for Lanier,
                                    including a projected consolidated balance sheet, consolidated statements of income, retained earnings and cash flow, said materials to be prepared in good faith based upon assumptions Lanier believes to be reasonable.

                           (vi) The negotiation, execution and delivery of definitive loan agreements and other loan documentation for the Facilities satisfactory in form and substance to the Agents and the Lenders.

                           (vii) All governmental, shareholder and third party consents and approvals necessary in connection with the Spin-off and the other transactions contemplated hereby shall have been obtained; all such consents and approvals shall be in force and effect; and all applicable waiting periods shall have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Spin-off or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of any of the Agents could have such effect.

                           (viii) There shall not exist (a) any order, decree, judgment, ruling or injunction which restrains the consummation of the Spin-off in the manner contemplated by the Spin-off Materials or of the other transactions contemplated hereby, and (b) any pending or threatened action, suit, investigation or proceeding, which, if adversely determined, could materially and adversely affect any Borrower or any material subsidiary of Lanier, any transaction contemplated hereby or the ability of any Borrower or any Guarantor to perform its obligations under the documentation for the Facilities or the ability of the Lenders to exercise their rights thereunder.

                           (ix) There shall not have occurred a material adverse change since June 30, 1999 in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) or prospects of Lanier and its subsidiaries, taken as a whole, or in the facts and information regarding such entities as represented to date.

                           (x) Each of the Agents shall be satisfied as to the results of its due diligence review of the Spin-off and the business, conditions (financing and otherwise), operations, performance and prospects of Lanier and its subsidiaries.

                           (xi) The Agents, Lenders and/or their affiliates shall have received all fees and expenses, including reasonable fees and expenses of Winston & Strawn, required to be paid on or before the Closing Date.

                           (xii)    Receipt and review, with results
                                    satisfactory to the Agents and the Lenders, of information relating to potential impact of the "Year 2000 problem" on Lanier and its subsidiaries.

                           (xiii) All loans under the Facilities shall be in compliance with all requirements of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

CONDITIONS PRECEDENT
TO ALL LOANS:              Usual and customary for similar financings,
                           including, but not limited to, the following:
                           accuracy of all representations and warranties on and as of the date of borrowing with the same effect as if made on such date (except to the extent such representations and warranties expressly refer to an earlier date), no material adverse change, no existing default or event of default and proper notice to the Administrative Agent of such loan request.

COVENANTS:                 Usual and customary for similar financings and for
                           this transaction in particular, including, but not limited to, the following: (i) delivery of financial statements and other reports; (ii) delivery of notices of default, material litigation and material governmental and environmental proceedings; (iii) compliance with laws (including environmental laws and ERISA matters) and material contractual obligations; (iv) payment of taxes; (v) maintenance of insurance; (vi) limitation on liens and negative pledges; (vii) limitation on mergers, consolidations and sales of assets; (viii) limitation on incurrence of debt (the Company will be allowed to incur (a) up to $250,000,000 of debt or a securitization of the Borrowers' U.S. domestic receivables used to retire the Term Facility, (b) up to $100,000,000 of debt from a securitization of the Borrowers' European receivables and (c) up to $150,000,000 of other indebtedness); (ix) limitation on dividends (25% of trailing four-quarter net income), stock redemptions and the redemption and/or prepayment of other debt;
                           (x) limitation on investments (including loans and advances) and acquisitions ( aggregate acquisitions in excess of $150,000,000 in any 12 month fiscal year will necessitate Required Lenders approval, provided that once the Term Facility is repaid and cancelled, this basket will increase to $250,000,000, provided further that once the Term Facility is repaid and cancelled and the Company receives a senior unsecured debt rating from S&P or Moody's of "BBB" or better this basket will increased to $350,000,000);
                           (xi) limitation on capital expenditures; (xii) limitation on sales and leaseback transactions,
                           (xiii) limitation on transactions with affiliates;
                           and (xiv) Year 2000 compliance.

                           Financial covenants to include (but not be limited to):

                           - Maintenance at all times of a Minimum Net Worth. equal to 85% of day one book equity plus 50% of net income (if positive), adjusted for currency translation adjustments (from day one, on a cumulative basis).

                           - Maintenance on a rolling four quarter basis of a Maximum Leverage Ratio (debt/EBITDA).

                                            Fiscal 2000            3.25
                                            Fiscal 2001            3.00
                                            Fiscal 2002            2.75
                                            Fiscal 2003            2.50
                                            Fiscal 2004            2.25
                                            Fiscal 2005            2.00

                           - Maintenance on a rolling four quarter basis of a Minimum Coverage Ratio (EBITDAR divided by the sum of interest plus rentals).

                                             Fiscal 2000           2.75
                                             Fiscal 2001           2.75
                                             Fiscal 2002           3.00
                                             Fiscal 2003           3.25
                                             Fiscal 2004           3.50
                                             Fiscal 2005           3.75

                           For purposes of determining the Leverage Ratio and the Coverage Ratio, EBITDA and EBITDAR shall be determined using historical reported data, adjusted for (i) the addback of all professional fees and expenses associated with the Spin-off, which shall in no event exceed $15,000,000, (ii) the addback of special charges taken in the fourth quarter of 1999 totaling $18,700,000, and (iii) the pro forma adjustments to eliminate the Harris management fee and reflect standalone company administrative costs as described in note (A) of the Unaudited Pro-Forma Consolidated Income Statement of Lanier set forth in Lanier's Form 10.

EVENTS OF DEFAULT:         Usual and customary for similar financings,
                           including, but not limited to, the following (subject to such notice and cure provisions as shall be negotiated between the parties): (i) nonpayment of principal, interest, fees or other amounts, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross-default to other material agreements and indebtedness, (v) bankruptcy and other insolvency events, (vi) material judgments, (vii) certain tax events, (viii) ERISA matters, (ix) actual or asserted invalidity of any loan documentation and (x) change of control.

ASSIGNMENTS AND
PARTICIPATIONS:            Each Lender will be permitted to make assignments to
                           other financial institutions approved by Lanier (so long as no event of default under the Facilities or incipient default has occurred and is continuing) and the Administrative Agent, which approval shall not be unreasonably withheld; subject to a minimum retention of $10,000,000; provided that neither Lanier nor Administrative Agent approval shall be required for assignments to affiliates. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate or maturity date and releases of the Guarantors. An assignment fee of $3,500 shall be payable by the Lender to the Administrative Agent upon the effectiveness of any such assignment (including, but not limited to, an assignment by a Lender to another
                           Lender).

WAIVERS AND AMENDMENTS:    Amendments and waivers of the provisions of the loan
                           agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 51% of the aggregate amount of loans and commitments under the Facilities, except that the consent of all of the Lenders affected thereby shall be required with respect to (a) increases in the commitment of such Lenders, (b) reductions of principal, interest, or fees, (c) extensions of scheduled maturities or times for payment, and (d) releases of the Guarantors.

INDEMNIFICATION:           Each Borrower shall indemnify the Agents and the
                           Lenders and their respective affiliates, and their directors, officers, employees, advisors and agents, from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Spin-off, the Facilities, the Borrowers' use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys' fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of the indemnitees at all times after the Borrowers' acceptance of the Lenders' commitments for the Facilities, notwithstanding any failure of the Facilities to close.

EXPENSES:                  The Borrowers will pay all reasonable costs and
                           expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Facilities, including, without limitation, the reasonable legal fees of Winston &
                           Strawn, regardless of whether or not the Facilities are closed. The Borrowers will also pay the reasonable expenses of each Lender in connection with the enforcement of any loan documentation for the Facilities.

CLEAR MARKET PROVISION:    From the date of acceptance of the commitment until
                           the Closing Date, there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of any Borrower.

GOVERNING LAW:             New York.

OTHER: This Summary of Terms is intended as an outline of certain of the material terms of the Facilities and does not purport to summarize all of the conditions, covenants, representations warranties and other provisions which would be contained in definitive documentation for the Facilities.

                                   ADDENDUM I

                           PRICING, FEES AND EXPENSES


COMMITMENT FEE:            Lanier will pay a fee (the "Commitment Fee"),
                           determined in accordance with the attached pricing grid on the unused portion of the 364 Day Facility and the 5 Year Facility. The Commitment Fee is payable quarterly.

INTEREST RATES AND
LETTER OF CREDIT FEES:     The Facilities shall bear interest, at the election
                           of the Borrowers, at a rate equal to (a) LIBOR for the applicable currency plus the Applicable Margin or
                           (b) the Alternate Base Rate (to be defined as the higher of (i) the ABN prime rate and (ii) the Federal
                           Funds rate plus 0.50% (or the local currency equivalent thereof)) plus the Applicable Margin. The
                           Applicable Margin in each case shall be determined in accordance with the attached pricing grid, based on a rolling Leverage Ratio (debt/EBITDA).

                           A default rate shall apply on all loans in the event of a default under the Facilities at a rate per annum of 2% above the applicable interest rate.

                           Lanier shall pay letter of credit fees equal to the then Applicable Margin over LIBOR under the 5 Year Facility on the aggregate face amount of Letters of Credit issued under the 5 Year Facility to each 5 Year Lender quarterly in proportion to such 5 Year Lender's commitment. In addition, Lanier shall pay the Issuer a fronting fee of 25 basis points, payable quarterly, on the aggregate face amount of such Letters of Credit.

CALCULATION OF
INTEREST AND FEES:         Other than calculations in respect of interest at the
                           Alternate Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD
PROTECTION:                Customary for transactions and facilities of this
                           type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

OTHER: Lanier will pay to the Agents such other fees (including arrangement, administrative, bid auction and fronting fees) as may be separately agreed to.


                                PRICING SCHEDULE

---------------------------------------------------------------------------------------------------------------------
         Level               Leverage Ratio*         Commitment Fee        LIBOR Applicable     Base Rate Applicable
                                                                                Margin                 Margin
---------------------------------------------------------------------------------------------------------------------
           I                 Less than 1.50              0.300%                 1.25%                  0.25%
---------------------------------------------------------------------------------------------------------------------
          II                 1.50 to 1.99                0.375%                 1.50%                  0.50%
---------------------------------------------------------------------------------------------------------------------
          III                2.00 to 2.49                0.450%                 1.75%                  0.75%
---------------------------------------------------------------------------------------------------------------------
          IV                 2.50 to 2.99                0.500%                 2.00%                  1.00%
---------------------------------------------------------------------------------------------------------------------
           V                 3.00 or greater             0.500%                 2.25%                  1.25%
---------------------------------------------------------------------------------------------------------------------


         "Financials" means the consolidated annual or quarterly financial statements of Lanier

         The Commitment Fee and Applicable Margin shall be determined in accordance with the above pricing grid based on Lanier's rolling four quarter Leverage Ratio as reflected in the then most recent Financials. Level IV pricing shall apply until the Administrative Agent has received the Company's "earnings release" (with sufficient detail to calculate the Company's Leverage Ratio) for the fiscal quarter ending on or about September 30, 2000, unless Lanier's rolling four quarter Leverage Ratio as reflected in the then most recent Financials is 3.00 or greater, in which case Level V pricing shall apply. At all times after the first anniversary of the Closing Date until all obligations under the Term Facility have been repaid and the commitments under the Term Facility have been irrevocably terminated, the Applicable Margin shall be increased by 25 basis points. Adjustments, if any, to the Commitment Fee and Applicable Margin shall be effective five business days after the Administrative Agent has received the Financials. If Lanier fails to deliver the Financials to the Administrative Agent at the time required and during the pendency of any event of default under the Senior Credit Facilities, then the Commitment Fee and Applicable Margin shall be the highest Commitment Fee and Applicable Margin set forth in the foregoing table until five days after such Financials are so delivered or such Event of Default is cured and waived, as applicable.



*To be determined as described on page 7.